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Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com
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Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM TO ACQUIRE VOALTE, INC.
Acquisition Advances Digital and Mobile Communications Platform

CHICAGO, March 11, 2019 - Hill-Rom Holdings, Inc. (NYSE: HRC), today announced that it has entered into a definitive agreement to acquire Voalte, Inc., a pioneer and leader in real-time, mobile healthcare communications, for a cash consideration of $180 million and up to an additional $15 million in payments related to the achievement of certain commercial milestones. The acquisition of Voalte accelerates Hill-Rom’s leadership in care communications and advances the company’s digital and mobile communications platform and capabilities.

Voalte was founded in 2008 on the vision of simplifying communications and improving workflows and outcomes across the healthcare system. The company, based in Sarasota, Florida, currently serves more than 200 healthcare customers with more than 84,000 devices on its unique mobile platform. With annual revenue approaching $40 million, Voalte has demonstrated a consistent track record of driving durable, double-digit revenue growth and features a steady recurring revenue stream. Voalte’s comprehensive communications platform, which currently connects 220,000 caregivers across the healthcare enterprise, supporting voice, alarm and text communications, will be integrated with Hill-Rom’s care communications business. This combination will further strengthen Hill-Rom’s connected solutions, including smart hospital beds, vital signs monitors, the LINQ Mobile application and its evolving digital offering, to deliver better care to patients and their care teams.

“Interoperability and connectivity have become critical elements in providing quality healthcare, reducing length of stay and driving efficiencies across the healthcare continuum,” said John P. Groetelaars, president and CEO of Hill-Rom. “This transaction strategically fits with our vision of advancing connected care to improve workflow and real-time actionable insights at the point of care, while driving accelerated growth and delivering an attractive margin profile. We look forward to welcoming and working closely with the talented Voalte team, and benefiting from Voalte’s technology, capabilities and substantial installed customer base to enhance outcomes for patients and their caregivers.”

“Our scalable enterprise communication platform is proving to be a critical tool in the digital transformation of healthcare systems, and we look forward to further developing our platform in alignment with Hill-Rom’s vision of advancing connected care,” said Trey Lauderdale, CEO of Voalte. “Bringing our companies together will allow us to offer customers a single, integrated solution - delivering actionable data from smart hospital beds, nurse call and patient monitoring technology right to a caregiver’s mobile device.”

Hill-Rom expects this transaction to close during its fiscal third quarter of 2019, subject to customary closing conditions. The transaction is expected to be modestly dilutive to adjusted earnings per diluted share in fiscal 2019, and increasingly accretive in fiscal 2020 and beyond. The company expects to absorb the dilutive impact in 2019, and does not expect the transaction to have a material impact on its fiscal 2019 adjusted earnings guidance. The company will provide additional information on its fiscal second quarter earnings conference call.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Our innovations ensure caregivers have the products they need to help diagnose, treat and protect their patients; speed up recoveries; and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.

About Voalte, Inc.
Voalte develops smartphone solutions that simplify caregiver communication. Voalte offers a leading mobile communication platform that enables care teams inside and outside the hospital to access and exchange information securely. Founded in 2008, Voalte is a privately held company based in Sarasota, Florida. Voalte solutions are now available to more than 220,000 caregivers throughout the United States. For more information, visit voalte.com or follow Voalte on Twitter.

Disclosure Regarding Forward-Looking Statements
Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

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